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                                                                EXHIBIT 23(g)(5)


               AMENDMENT TO THE FOREIGN CUSTODY MANAGER AGREEMENT


         AMENDMENT, made as of April __, 2002, to the certain Foreign Custody Manager Agreement, dated as of April __, 2002, between Market Street Fund (the "Trust") and FIFTH THIRD BANK ("Fifth Third").

                              W I T N E S S E T H :

         WHEREAS, Rule 17f-5 under the Investment Company Act of 1940, as amended, was amended on June 12, 2000 by the Securities and Exchange Commission;

         WHEREAS, Rule 17f-7 under the Investment Company Act of 1940, as amended was adopted on June 12, 2000 by the Securities and Exchange Commission;

         WHEREAS, the Trust and Fifth Third desire to amend the Foreign Custody Manager Agreement to conform with the Rule 17f-5 and Rule 17f-7 under the Investment Company Act of 1940, as amended;

         NOW THEREFORE, the Trust and Fifth Third hereby agree as follows:

1. The following definitions contained in Article I are hereby amended as follows :

                  "Eligible Foreign Custodian" shall have the meaning provided in the Rule.

                  "Foreign Assets" shall have the meaning provided in the Rule.

                  "Responsibilities" shall mean the responsibilities delegated by the Trust to Fifth Third, to the extent permitted by the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by Fifth Third, as such responsibilities are more fully described in Article III of this Agreement.

                  "Rule" shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended, as such Rule became effective on June 12, 2000, and as may be subsequently amended or modified.

                  "Rule 17f-7" shall mean Rule 17f-7 under the Investment Company Act of 1940, as amended, as such rule become effective on June 12, 2000, and as may be subsequently amended or modified.


2. Article II is hereby deleted and replaced in its entirety with the following:

                                   ARTICLE II

                     FIFTH THIRD AS FOREIGN CUSTODY MANAGER

         1. The Trust on behalf of its Board hereby delegates to Fifth Third and each Eligible Foreign Custodian selected by Fifth Third the Responsibilities with respect to each Specified Country.

         2. Fifth Third accepts the Board's delegation of Responsibilities with respect to each Specified Country and each Eligible Foreign Custodian selected by Fifth Third and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Trust's Foreign Assets would exercise.

         3. Fifth Third shall provide to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Trust's foreign custody arrangements, written reports notifying the Board of the placement of Foreign Assets of the Trust with a particular Eligible Foreign Custodian and of any material change in
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such arrangements (including the contract governing such arrangements) with respect to Foreign Assets of the Trust with any such Eligible Foreign Custodian.


3. Article III is hereby deleted and replaced in its entirety with the following:

                                   ARTICLE III

                                RESPONSIBILITIES

         1. Subject to the provisions of this agreement, Fifth Third shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, Fifth Third shall: (a) determine and ensure that Foreign Assets of the Trust held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such Foreign Assets, including, without limitation, those contained in Section (c)(1) of the Rule; (b) determine and ensure that the Trust's foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with Fifth Third which will provide reasonable care for the Trust's Foreign Assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine and ensure that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions required by the Rule, such other provisions as Fifth Third determines will provide, in their entirety, the same or a greater level of care and protection for the Foreign Assets of the Trust as such specified provisions, in their entirety; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the Foreign Assets of the Trust with a particular Eligible Foreign Custodian pursuant to paragraph (c)
(1) of the Rule and the performance of the contract governing such arrangement; and (e) advise the Trust, its investment adviser and/or subadviser as applicable whenever Fifth Third determines under the Monitoring System, or otherwise, that an arrangement (including any material change in the contract governing such arrangement) described in the preceding clause (d) no longer meets the requirements of the Rule or this Agreement. Trust.

         2. For purposes of clause (d) of the preceding Section 1 of this Article, Fifth Third's determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, "Country Risks" shall mean systemic risks of holding assets in a particular country including but not limited to (a) an Eligible Foreign Custodian's use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; , provided however that Fifth Third agrees to provide the information related to custody risks as required under Rule 17f-7 for such depositories; (b) such country's financial infrastructure;
(c) such country's prevailing custody and settlement practices; (d) naturalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities. However, for purposes of clause (d) of the preceding Section 1 of this Article, Fifth Third's determination of appropriateness shall include, but is not limited to, any evaluation of Custody Risks. For purposes hereof, "Custody Risks" shall include but is not limited to information relating to an Eligible Foreign Custodian's expertise and market reputation, the quality of its services, its financial strength (e.g., level of settlement guarantee funds, collateral requirements, lines of credit or insurance as compared with participants' daily settlement obligations), any insurance or indemnification arrangements, the extent and quality of regulation and independent examination of the Eligible Foreign Custodian, its standing in published ratings, its internal controls, and other procedures for safeguarding investments, and any related legal proceedings, unless such information is not otherwise available to Fifth Third under ordinary and reasonable circumstances. In the event that such information is not readily available, Fifth Third will so note in its analysis.


4. Article IV is hereby deleted and replaced in its entirety with the following:


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                                   ARTICLE IV

                                 REPRESENTATIONS

         1. The Trust hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Trust, constitutes a valid and legally binding obligation of the Trust enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Trust prohibits the Trust's execution or performance of this Agreement; (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present. The Trust hereby acknowledges that the Trust or its investment adviser or subadviser as appropriate shall weigh the overall risks, including the Country Risks and the Custody Risks as presented by Fifth Third associated with investments in each Specified Country listed on Schedule 1 and will have considered such risks prior to any settlement instructions being given to Fifth Third with respect to any other Specified Country.

         2. Fifth Third hereby represents that: (a) Fifth Third is duly organized and existing under the laws of the State of Ohio, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by Fifth Third, constitutes a valid and legally binding obligation of Fifth Third enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on Fifth Third prohibits Fifth Third's execution or performance of this Agreement; and (c) Fifth Third has established the Monitoring System.


5.       Article VI is hereby amended to add the following paragraphs:

         10. The Trust is a business trust organized under Title 12, Part V, Chapter 38, Delaware Code Annotated, and under a Declaration of Trust, dated October 29, 2000, to which reference is hereby made and a copy of which is on filed at the office of the Secretary of State of Delaware as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of a fund or the Trust entered into in the name of or on behalf thereof by any of the Trustees, officers employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders as they relate to the fund personally, but bind only the assets of the Trust, as set forth in Section 3803, Delaware Code Annotated, and all persons dealing with a fund must look solely to the assets of that fund for the enforcement of any claims against the Trust.

         11. In the event of a conflict between this Amendment and the Foreign Custody Manager Agreement, it is the intention of both parties that this Amendment shall control and the Foreign Custody Manager Agreement shall be interpreted on that basis.


         IN WITNESS WHEREOF, the Trust and Fifth Third have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.


                                       MARKET STREET FUND


                                       By:_______________________________

                                       Title:____________________________


                                       FIFTH THIRD BANK


                                       By:_______________________________

                                       Title:____________________________



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                                   SCHEDULE 1


                               SPECIFIED COUNTRIES